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                                                                  EXHIBIT 3.(i)2



                           CERTIFICATE OF AMENDMENT TO
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 NANOGEN, INC.,
                            (A DELAWARE CORPORATION)

        The undersigned, Harry J. Leonhardt, Esq., hereby certifies that:

        1.     He is the Secretary of Nanogen, Inc., a Delaware corporation.

        2. Section A of Article IV of the Restated Certificate of Incorporation of this Corporation is amended to read in its entirety as follows:

        " A. Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which this corporation is authorized to issue is Fifty-Five Million Five Hundred Thousand (55,500,000) shares, of which Forty Million (40,000,000) shares of the par value of One-Tenth of One Cent ($.001) shall be Common Stock and Fifteen Million Five Hundred Thousand (15,500,000) shares of the par value of One-Tenth of One Cent ($.001) shall be Preferred Stock. At the time this amendment becomes effective, each three shares of the Common Stock, par value of One Tenth of One Cent ($.001) per share, issued and outstanding at such time shall be, and hereby are, reduced and converted into two fully paid and nonassessable shares of Common Stock, par value of One Tenth of One Cent ($.001) per share, of the corporation as herein authorized. Each outstanding stock certificate of this corporation which immediately prior to the time this amendment becomes effective represented one or more shares of Common Stock, par value of One Tenth of One Cent ($.001) per share, shall thereafter represent the number of whole shares of Common Stock, par value of One Tenth of One Cent ($.001) per share, determined by dividing the number of shares represented by such certificate immediately prior to the time this amendment becomes effective by 1.5 and rounding such number down to the nearest whole integer. The amount of capital represented by the post-split shares in the aggregate at the time this Certificate of Amendment becomes effective shall be adjusted by the transfer of One Tenth of One Cent ($.001) from the capital account of the Common Stock to the additional paid in capital account for each post-split share issued, such transfer to be made at such time. The corporation shall not be required to issue or deliver any fractional shares of Common Stock. Cash shall be paid in lieu of fractional shares. There shall be designated as capital in respect of such post-split shares an amount equal to the aggregate par value of such shares. Upon surrender by a holder of Common Stock of a certificate or certificates for Common Stock, par value of One Tenth of One Cent ($.001), duly endorsed, at the office of the corporation, the corporation shall, as soon as


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        practicable thereafter, issue and deliver at such office to such holder of Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock, par value of One Tenth of One Cent ($.001) per share and cash equal to the fair market value of any fractional share of Common Stock on the date this Certificate of Amendment to the Restated Certificate of Incorporation is filed, to which such holder shall be entitled as aforesaid.

               The Preferred Stock authorized by this Restated Certificate of Incorporation, as amended, shall be issued by series as set forth herein. The first series of Preferred Stock shall be designated "Series A Preferred Stock" and shall consist of Two Million Three Hundred Thirty-Nine Thousand Six Hundred Sixty-Seven (2,339,667) shares. The second series of Preferred Stock shall be designated "Series B Preferred Stock" and shall consist of Three Million Eight Hundred Thousand Six Hundred (3,800,600) shares. The third series of Preferred Stock shall be designated "Series C Preferred Stock" and shall consist of Six Million Seven Hundred Thousand (6,700,000) shares. The fourth series of Preferred Stock shall be designated "Series D Preferred Stock" and shall consist of Two Million Two Hundred Fifty Thousand (2,250,000) shares."

        3. Section (B)(3)(a)(ii) of Article IV of the Restated Certificate of Incorporation of this Corporation is amended to read in its entirety as follows:

        "(a) Each share of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price for such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock immediately upon the earlier of (a) the consummation of the corporation's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, the public offering price of which was not less than $9.00 per share (after giving effect to the two-for-three reverse stock split referenced in Article IV, Section A hereof, and adjusted to reflect any stock dividends, stock splits, stock combinations or recapitalizations occurring subsequent to the time this Certificate of Amendment becomes effective) and $7,500,000 in the aggregate or (b) the receipt of the approval or consent to such conversion by at least seventy-five percent (75%) of the then-outstanding shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock voting together as a class."

        4. Section (B)(3)(g) of Article IV of the Restated Certificate of Incorporation of this Corporation is amended to read in its entirety as follows:

        "(g) No Fractional Shares. No fractional shares shall be issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock the holder is at the time

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converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If a fractional share interest arises upon any conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, the corporation shall eliminate such fractional share interest upon payment to the former holder of such converted stock of an amount of cash computed by multiplying such fractional interest by the current market value of a full share of Common Stock."

        5. The foregoing amendments to the Restated Certificate of Incorporation have been duly approved by resolution of the Board of Directors.

        6. The foregoing amendment have been duly adopted by the required vote of stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware. Such amendment was approved and adopted by written consent of the stockholders. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was (i) more than 50% of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class and (ii) more than 50% of the Preferred Stock voting as a separate class.

        IN WITNESS WHEREOF, Nanogen, Inc. has caused this certificate to be signed by the undersigned officer, thereunto duly authorized, this 6th day of April 1998 in the City of San Diego, State of California.



                               By: /s/ Harry J. Leonhardt, Esq.
                                   ------------------------------------------
                                           Harry J. Leonhardt, Esq.
                                      Vice President, General Counsel
                                               and Secretary

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